MARATHON ASSET MANAGEMENT LIMITED

                                 CODE OF ETHICS

INTRODUCTION

Set forth below is the Code of Ethics ("Code") of Marathon Asset Management Limited ("Marathon"). The Code applies to every person "associated" with Marathon ("Associated Person"), which means every officer, director and employee of Marathon, as well as any person directly or indirectly controlling or controlled by Marathon. The Code governs conflicts of interest in personal securities transactions that typically arise when an Associated Person invests in securities that are held or are to be acquired by the funds or other accounts for which Marathon acts as the investment adviser ("managed accounts").

The effective date of this Code is December 22, 1999.

Every Associated Person must read, acknowledge receipt and understanding of, and retain this Code. Any questions regarding the Code should be referred to the Compliance Officer.

PROHIBITED CONDUCT

CONFLICTS OF INTEREST

All Associated Persons are prohibited from engaging in, or recommending, any securities transaction which places or appears to place their own interests above that of any managed account. Similarly, all Associated Persons are prohibited from recommending securities transactions by any managed account without disclosing his or her interest, if any, in such securities or the issuer thereof, including without limitation:

         a) any direct or indirect beneficial ownership of any securities of such issuer;

         b)       any   contemplated  transaction  by   such   person   in  such
                  securities;

         c)       any position with such issuer or its affiliates; and

         d) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

                                                                     Contd.....

CONFIDENTIALITY

All Associated Persons are prohibited from divulging the current portfolio positions, and current and anticipated portfolio transactions, programs and studies of Marathon or any managed account to anyone unless it is properly within his or her duties to do so.

INDUCEMENTS

Subject to certain common-sense limits and exceptions, no Associated Person may accept gifts or benefits in any form from third parties.

For the purposes of this provision, the following gifts or benefits from third parties will not be considered to be in violation of this requirement:

(i)      an occasional meal;

(ii)     an occasional ticket to a sporting event,  the   theatre  or comparable
         entertainment;

(iii) a holiday gift (food, wine etc.) with an estimated value of no more than(pound)50.

The Compliance Officer must be notified immediately should any Associated Person receive or be offered any gift or benefit.

INSIDER DEALING

All Associated Persons are prohibited from engaging in any securities transaction, for their own benefit or the benefit of others, including managed accounts, while in possession of "unpublished, price-sensitive" information concerning such securities.

"Price-Sensitive" information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a material effect on the price of a company's securities.

Information that should be considered Price-Sensitive includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

                                                                     Contd.....

Price-Sensitive information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions which Marathon intends to execute on behalf of managed accounts could be Price-Sensitive information and is prohibited from being communicated.

Information is "Unpublished" until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information appearing in The Financial Times, The Wall Street Journal or other publications of general circulation would be considered public as would information released to a recognised Stock Exchange or announced by a company at a presentation.

All Associated Persons are prohibited from communicating unpublished, price-sensitive information concerning any security to others unless it is properly within his or her duties to do so. In addition, care should be taken so that such information is secure. For example files containing unpublished, price-sensitive information should be sealed and access to computer files containing such information should be restricted.

Any violation of this Code can be expected to result in serious sanctions by Marathon, including dismissal of the persons involved, as well as possible prosecution by the relevant authorities.

APPOINTMENT TO OTHER BOARDS

No Associated Person shall serve on the board of directors of any company without prior authorisation of the Board of Directors of Marathon. Any such authorisation shall be based upon a determination that the appointment would be consistent with the interests of Marathon.

PROCEDURES FOR CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

The following procedures have been established to aid Associated Persons in avoiding conflicts of interest and insider dealing, and to aid Marathon in preventing, detecting and imposing sanctions against such conduct. These procedures apply to all transactions over which an Associated Person has discretion, including but not limited to, transactions by self-managed PEPs, ISAs, pension plans and trusts. The requirements in respect of obtaining consent apply equally to Connected Persons. A full definition of Connected Persons is included within Marathon's Compliance Manual but would typically include spouses, partners and minor children.

The concept of Associated Persons and their Connected Parties is consistent with the idea of Access persons under US regulation. Marathon is a small company and information about investment strategy and forthcoming trades is quickly disseminated. As such, with the exception of non-executive directors, all Marathon personnel and their Connected Parties are considered to be Access persons. Non-executives who do not participate in the day to day operation or management of the business are considered to be Associated Persons, but not Access persons.

Every Associated Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer. Interpretative issues which arise under these procedures shall be decided by, and are subject to the discretion of, the Compliance Officer.

1. Employees or their connected persons wishing to deal for their own account must FIRST obtain the written consent of a Director or the Compliance Officer. In the first instance the individual should seek the consent of the investment director responsible for that particular geographical area. A Consent Form has been specifically devised for the purpose and should be used for all trades (see Exhibit D). The
         Compliance Officer will keep a record of all consents granted. The consent will be valid for one day. Thereafter, the employee must seek a further consent.

         Non-executive directors (provided that they have no direct involvement in the day to day running of the business) have a general consent to effect personal transactions and pre-clearance is not required.

         If Clients are  dealing in a given  Security  on the  requested  day no
         dealings  will  be  allowed  in  that   Security   until  the  Client's
         transactions are completed.

         To prevent frontrunning, consent will not be given for purchases if it is known, or may reasonably be expected, that clients will purchase the same stock within the next seven days. In the event that clients do purchase the same stock within seven days (ie, through previously unforeseeable circumstances), the purchaser shall be prohibited from selling that security for a period of six months from the date of the trade. Any profits realised from a sale of such security within the prescribed six months shall be subject to disgorgement.

         Consent will not be given for sales where there have been purchases of the same stock for clients in the preceding seven days. Should such a sale take place, the seller shall disgorge any profits realised between the date of his sale and the date of the purchase by our clients.

         Consent will not be given for sales if it is known, or may reasonably be expected, that there will be sales of the same stock for any clients within the next seven days. Again any profits realised on transactions in breach of this rule will be subject to disgorgement.

         All disgorged profits will be surrendered to Marathon and paid over to one or more charities chosen by the Board of Directors.

2. The Compliance Officer must be notified of all transactions effected by Access persons as soon as practically possible.

3. Copies of contract notes for all personal deals by Access persons must be lodged with the Compliance Officer.

4. A minimum holding period of sixty days is required for personal investments, other than short dated instruments (e.g. options, futures). Any proposed sale within this time frame will only be allowed in exceptional circumstances and will require written consent from a Director or the Compliance Officer. Any profit realised on short term trades made without consent shall be subject to disgorgement.

EXEMPTED TRANSACTIONS

The requirement to obtain prior clearance for personal securities transactions shall not apply to:

1. Purchases or sales effected in any account over which the Associated Person has no direct or indirect influence or control;

2. Purchases or sales which are non-volitional on the part of the Associated Person;

3.   Purchases which are part of an automatic dividend reinvestment plan;

4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights, so acquired.

REPORTING PROCEDURES

1. Every Associated Person shall disclose all of their personal securities holdings upon commencement of employment and thereafter on an annual basis as of December 31st. The disclosure will be limited to the names of all securities held. The report shall be made on the form attached as Exhibit A.

2. Every Associated Person shall certify upon commencement of employment and thereafter on an annual basis as of December 31st that:

     (i) they have read and understood the code and recognise that they are subject thereto;

     (ii)     they have complied with the requirements of the code; and

     (iii) they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

     The annual report shall be made on the form attached as Exhibit B.

3. Every Associated Person shall submit a report no later than ten days (or as soon as possible in the event of their absence) after the end of each calendar quarter, of all the securities transactions they have effected in that quarter. The report shall contain the following information:

     (i)      the date of the transaction and the name of the shares transacted;

     (ii)     the nature of the transaction (ie. purchase or sale); and

     (iii)    the total value of the transaction.

     The report shall be made on the form attached as Exhibit C.

4. These reporting requirements will not apply to non-executive directors of the company. Non-executive directors are required to provide a list, on an annual basis, of personal transactions undertaken. This list must include the name of the security, the date, and the nature of the transaction (buy or sell). The list should be accompanied by an appropriate declaration of completeness.

                                                                       EXHIBIT A

                          MARATHON ASSET MANAGEMENT LTD

          Statement of Personal Securities Holdings as at 31 March 2000

I certify that at the above date I held shares in the following companies:

Date:                                          Name:
     -------------------------------------           ---------------------

                                               Signature:
                                                          --------------------

                          MARATHON ASSET MANAGEMENT LTD

                        ACKNOWLEDGEMENT OF CODE OF ETHICS

I acknowledge that:


(i) I have read and understood the Code of Ethics (dated 22 December 1999) and recognise that I am subject thereto;

(ii)     I have complied with the requirements of the Code;


(iii)    I have reported all personal securities  transactions  required  to  be
         reported   pursuant  to the  requirements  of the  Code of Ethics; and

(iv) I have reported all gifts and benefits offered to me or received by me from third parties to the Compliance Officer.

Employee Name:


Employee Signature:


Date:

MARATHON ASSET MANAGEMENT LIMITED           Exhibit C

Securities Transaction Report for the quarter ended: 31 March 2000

To the Compliance Officer, Marathon Asset Management Limited

During the quarter referred to above, I effected the following securities transactions:


--------------------------------------------------- ---------------- ------------------------ ---------------
                     SECURITY                           DATE OF      (pound) AMOUNT OF          NATURE OF
                                                      TRANSACTION          TRANSACTION         TRANSACTION
--------------------------------------------------- ---------------- ------------------------ ---------------
--------------------------------------------------- ---------------- ------------------------ ---------------

--------------------------------------------------- ---------------- ------------------------ ---------------
--------------------------------------------------- ---------------- ------------------------ ---------------

--------------------------------------------------- ---------------- ------------------------ ---------------
--------------------------------------------------- ---------------- ------------------------ ---------------

--------------------------------------------------- ---------------- ------------------------ ---------------
--------------------------------------------------- ---------------- ------------------------ ---------------


I confirm that this constitutes the complete list of transactions with respect to which I had direct control or influence.

Date:                                       Name:
     -----------------------------------         -------------------------------

                                            Signature:
                                                      --------------------------

================================================================================
                       STRATEGIC INVESTMENT PARTNERS, INC.
                         STRATEGIC INVESTMENT MANAGEMENT

                      STRATEGIC INVESTMENT MANAGEMENT INTL.
                     EMERGING MARKETS INVESTORS CORPORATION

                       EMERGING MARKETS MANAGEMENT, L.L.C.

                         Amended as of December 2, 1999

================================================================================

                              JOINT CODE OF ETHICS

         Strategic Investment Partners, Inc. ("SIP"), Strategic Investment Management ("SIM"), Strategic Investment Management International ("SIMI"), Emerging Markets Investors Corporation ("EMI") and Emerging Markets Management, L.L.C. ("EMM") (collectively, the "Companies") are committed to providing investment advice with the utmost professional integrity. In addition, as investment advisers, the Companies (as composed of their respective employees) legally are considered fiduciaries of their clients' accounts. This means that all employees of the Companies owe their clients undivided loyalty and must conduct their personal affairs in such a manner as to avoid: (1) serving their own personal interests ahead of the clients' interests; (2) taking advantage of their respective positions; and (3) engaging in any activity that conflicts with the interest of any client.

         Because the Companies are affiliated with each other and share certain personnel and resources, the Boards of Directors of the Companies have adopted this Joint Code of Ethics which is designed primarily to help avoid any potential conflicts that may arise when employees of the Companies trade for their personal securities accounts. The Code sets forth guidelines and restrictions for personal securities trading, including an absolute prohibition against trading on the basis of "inside" (i.e., material, non-public) information.

Adherence to this Code of Ethics is a condition of your employment. Please direct any questions to the General Counsel, Lourdes M. Lopez-Isa or, in her absence, to another member of the Compliance Committee (defined herein).

I.       DEFINITIONS

         "EMPLOYEE" as used in this Code, includes any director of any of the Companies who is involved in the day-to-day management of any of the Companies, or any officer, senior adviser or other employee (including interns and other temporary employees) of one or more of the Companies. This Code recognizes, however, that different Employees have different responsibilities, different levels of control over investment decision-making for Client accounts, and different levels of access to information about investment decision-making and implementation. In general, those with greater control and greater access face greater potentials for conflicts of interest in their personal investment activities and have more direct duties to Clients. For these purposes, the definition of "Employee" is further divided into Investment Personnel and Management Personnel.

         "INVESTMENT PERSONNEL" includes any director of any of the Companies who is involved in the day-to-day management of any of the Companies, all portfolio managers, all other Employees such as analysts, who provide information and advice to one or more portfolio managers, all those who execute the portfolio managers' decisions (i.e., traders and settlement personnel), and certain additional Employees who have regular access to such information. For your convenience, a list of Employees who are considered Investment Personnel is attached as Exhibit A to this Code; however, the mere fact that an Employee's name is not on this list will not excuse that Employee from compliance with the provisions of this Code that apply to Investment Personnel if he or she falls within the above definition.

         "MANAGEMENT PERSONNEL" includes any Employee who is in a position to control investment decisions on behalf of a Client and certain supervisory employees. For your convenience, a list of Employees who are considered Management Personnel is attached as Exhibit B to this Code; however, the mere fact that an Employee's name is not on this list will not excuse that Employee from compliance with the provisions of this Code that apply to Management Personnel if he or she falls within the above definition.

         "CLIENT" means any managed account for which any of the Companies serves as investment adviser. Because of the affiliation between the Companies, a Client of any one of the Companies shall be considered a Client of all of the Companies for purposes of this Code.

         "COVERED ACCOUNT" means: (1) any Securities account registered to an Employee or a Relative; (2) any account or Securities transaction in which an Employee or Relative has any direct or indirect "Beneficial Ownership" interest;
(3) any account of an Investment Club in which the Employee or Relative participates; and (4) and any account for which the Employee or Relative has the ability to make investment decisions, regardless of whether the Employee or Relative has a Beneficial Ownership interest in that account. "Covered Account" may include, for example, an Employee's or Relative's personal account; any joint or tenant-in-common account in which an Employee or Relative is a participant; any account for which an Employee or Relative acts as trustee, executor or custodian; or any account of any entity controlled directly or indirectly by an Employee or Relative. However, Covered Account does not include a Securities account over which the Employee or Relative has no direct influence or control.

         "RELATIVE" means any relative of an Employee living in the Employee's household.

         "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Employee or Relative has or acquires through decisions within his or her control. In general, a person is considered to have "Beneficial Ownership" of a Security - regardless of who is the registered owner -- if the person enjoys economic benefits which are substantially equivalent to ownership through decisions within his or her direct or indirect control. This would include, for example:

     1. Securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the Securities are owned individually or jointly;

     2. Securities held in the name of his or her spouse and minor children;

     3.  Securities  held  by  a  trustee,   executor  or  administrator  or  by
     custodians, brokers or relatives;

     4. Securities owned by a partnership of which the person is a general partner;

     5. Securities held by a corporation which can be regarded as a personal holding company of a person; and

     6. Securities recently purchased by a person and awaiting transfer into his or her name.

         "INVESTMENT CLUB" shall mean a group of people who pool their assets in order to make joint investment decisions (except that Investment Club does not include professionally-managed investment companies). The requirements of this Code of Ethics shall apply to the entire pooled vehicle - not just to the Employee's share of the pooled vehicle. Thus, for example, an Employee who participates in an Investment Club is required to preclear and report the trades of the entire pooled vehicle.

         "SECURITY" shall mean any: note; stock; treasury stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; transferable share; investment contract; certificate of deposit for a security; depository receipt; put, call, straddle, option, future or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); put, call, straddle, option or privilege entered into on a securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. "Security" includes any interest in any vehicle managed by the Companies or an affiliate. "Security" shall not include: bankers' acceptances; U.S. bank certificates of deposit; commercial paper; securities issued by the Government of the United States; and shares of U.S. registered open-end investment companies (except for shares of country funds or funds for which the Companies or any of their affiliates act as adviser or subadviser).

         "EMERGING MARKETS SECURITY" includes any Security of an issuer in Asia (except for Japan), Latin America (including Central and South America and the Caribbean), Europe (except for Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom), the Middle East or Africa, or any other Security that would be eligible for purchase or sale on behalf of a Client of EMI or EMM.

         A Security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         "PURCHASE OR SALE OF A SECURITY" includes among other things, the writing of an option to purchase or sell, or the transfer or assignment of a Security.

         The following persons comprise the "COMPLIANCE  COMMITTEE" for purposes
of  this  Code:  Hilda  Ochoa,  Mary  Choksi,   George   Alvarez-Correa,   Carol
Grefenstette, Felicia Morrow and Lourdes Lopez-Isa.

II.      GUIDELINES FOR PERSONAL INVESTING

         A.    RULES APPLICABLE TO ALL EMPLOYEES

               1. SECURITIES BEING CONSIDERED FOR PURCHASE OR SALE BY A CLIENT

         An Employee may not purchase or sell, directly or indirectly for a Covered Account, any Security that, at the time of such purchase or sale, is being considered for purchase or sale for a Client account.

                  This prohibition is intended to prevent Employees from engaging in or appearing to engage in "frontrunning" or "scalping": the buying or selling of Securities in a Covered Account, prior to a Client, in order to benefit from any price movement that may be caused by Client transactions. (If an Employee unknowingly purchases or sells a Security for a Covered Account at the same time that the Security is being considered for purchase or sale for a Client account, it shall not constitute a violation of this Code; however, the Employee may be required to disgorge any profits from such purchase or sale.)

         Where trades in a Client account are effected by a subadviser, this prohibition shall apply only if the Employee has actual knowledge that the Security is being considered for purchase or sale for a Client account by such subadviser.

                  This exception takes into account that many Employees do not know or have access to information regarding the Securities being considered for purchase or sale by a subadviser. This exception also recognizes that it would be impractical (if not impossible) for the Companies to maintain accurate and current lists of any Securities being considered for purchase for any Client account by all of the subadvisers to Client accounts.

               2. BLACKOUT PERIODS FOR TRADING IN THE SAME SECURITY AS A CLIENT AND BAN ON SHORT -TERM TRADING

         Management Personnel may not buy or sell a Security for a Covered Account within (7) calendar days before or after any Client account which that Management Personnel manages trades in that Security.

                  Where trades in a Client account are effected by a subadviser, this prohibition shall apply only if the Employee has actual knowledge that the Security is being considered for purchase or sale for a Client account by such subadviser.

         In addition, Investment Personnel may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 calendar days.

                  The blackout period after a Client account trades is designed to allow dissipation of the market effect of the Client's trade before the Employee trades. The blackout period before a Client account trades and the ban on short-term trading profits are aimed at preventing the appearance that an Employee purchased or sold a Security for a Covered Account with the knowledge that the Security was being considered for purchase or sale for a Client account and to discourage active trading which may not inure to the benefit of Clients.

               3. PROHIBITION AGAINST TRADING IN EMERGING MARKETS SECURITIES

                  An Employee may not purchase or sell any Emerging Markets Security for a Covered Account; except that an Employee may, subject to all of the requirements of this Code of Ethics, purchase or sell Emerging Markets Securities that are (1) private equities (i.e., Securities that are not offered to the public and that are purchased or sold in a privately negotiated, off-exchange transactions) or (2) shares of an open-end or closed-end investment company that has a global or regional emerging markets investment mandate (but not a country fund).

                  This prohibition recognizes the greater likelihood of a potential conflict of interest given the fact that Emerging Markets Securities tend to be more illiquid than the Securities of established markets. Because the vast majority of Securities purchased or acquired on behalf of Client accounts are Emerging Markets Securities, the prohibition on Employee transactions in Emerging Market Securities significantly reduces the potential for conflicts of interest and the possible appearance of impropriety in connection with Employees' personal Securities transactions.

                  4.       RESTRICTION ON PURCHASES DURING IPOS

         Investment Personnel may not purchase Securities in an initial public offering ("IPO").

                  The purchase of an IPO by Investment Personnel poses at least two potential conflicts of interest: First, the opportunity to invest in an IPO often is highly sought after and available only to a limited number of investors. Consequently, an opportunity to participate in a "hot issue" or other attractive IPO is not likely to be viewed as a random event. It also may create the impression that future investment decisions for Clients were pursued as a form of "compensation" for the opportunity to participate in the IPO instead of because they were in the best interests of Clients. Second, any short-term profits earned by Investment Personnel in an IPO may create at least the appearance that an investment opportunity that should have been available to clients was diverted to the personal benefit of Investment Personnel. Restricting the purchase of a Security in an IPO will help reduce these potential conflicts.

               5. PRIOR APPROVAL OF PERSONAL SECURITIES TRANSACTIONS

         Each Employee is required to obtain written approval from Michael Duffy, or in his absence, from a member of the Compliance Committee, before directly or indirectly buying or selling any Security for a Covered Account.

                  This procedure is intended to help prevent an inadvertent violation of the prohibition against trading in Securities being considered for purchase or sale by a Client account, the blackout period, the ban on insider trading and other provisions of this Code.

         To request approval for a transaction, an Employee must submit a Trade Authorization Request, attached to this Code as Exhibit C to Michael Duffy or, in his absence, to a member of the Compliance Committee. As part of this approval process, the Employee shall provide notification of any personal conflict of interest relationship that may involve Clients and/or the Companies, such as the existence of any economic relationship between his or her transactions and a Security held or to be acquired by the Companies on behalf of any Client.

                  Unless the Security is being considered for purchase or sale by a Client account, the Security is subject to a blackout period, the Companies may have inside information regarding the Security, or the proposed transaction potentially conflicts with another provision of this Code, the request ordinarily will be approved promptly.

         The prior review of acquisitions of a Security in a private placement will take into account, among other factors: (1) whether the investment opportunity should be reserved for a Client account; and (2) whether the investment opportunity is being offered to an Employee by virtue of his or her position with one or more of the Companies.

                  Members of the financial press have suggested that emerging companies offer investment personnel the opportunity to participate in private placements in order to get those investment personnel to invest client assets in the company when it later undertakes an IPO. This produces a direct conflict since the client's investment may result in an increase in the value of the company's securities and, thus, an increase in the value of the employee's personal holdings. The Companies recognize that some private placements will not raise such conflicts, however, and that a complete prohibition could restrict legitimate investment opportunities.

         Further, any Employee who has acquired beneficial ownership of an issuer through a private placement must disclose that interest to the General Counsel prior to participating in any decision to recommend or to cause any Client to invest in any Securities of that same issuer.

                  This obligation is not extinguished by any subsequent sale of the Securities acquired by the Employee in the private placement or by the fact that the Securities are subsequently registered under the Securities Act of 1933. Once this disclosure is made, a review of the investment decision on behalf of the Client will be undertaken by Employees with no interest in that particular issuer.

         B.       EXEMPT TRANSACTIONS

         The  following   transactions  are   specifically   exempted  from  the
requirements set forth in Section II.A.2 through Section II.A.5 :

               1. purchases and sales of up to $25,000 of Securities listed on a United States securities exchange (excluding Emerging Markets Securities and shares of funds for which the Companies serve as adviser or subadviser) within any six month period; provided, however, that:

                    o the six-month period is a "rolling period," (i.e., the limit is applicable between any two dates which are six months apart);

                    o transactions in options, other than options on commodities, will be included for purposes of calculating whether the $25,000 limit has been exceeded. Such transactions will be measured by the value of the Securities underlying the options; and

                    o Employees comply with the prohibitions on Insider Trading and the reporting requirements imposed by this Code; **

               2. purchases or sales of exchange traded Securities (excluding Emerging Markets Securities and shares of funds for which the Companies serve as adviser or subadviser) of companies having a market capitalization in excess of $500 million;**

               3. purchases or sales of U.S. exchange-traded futures contracts and options on futures contracts (including, but not limited to S&P 500 futures, currency futures and other types of futures regulated by the U.S. Commodity Futures Trading Commission, but excluding futures and options on stocks); **

The following transactions are specifically exempted from the requirements set forth in Section II.A.1 through II.A.5:

               4.   purchases,   sales,   transfers  or  assignments   that  are
               non-volitional on the part of either the Employee, Relative or the Company;

               5. purchases which are part of an automatic dividend reinvestment plan;

               6. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

               7. purchases or sales of Securities issued by any U.S. State or municipality or any multinational organization (such as the World
               Bank) and OECD government bonds (excluding Emerging Markets Securities).

** Note: The exemptions set forth in paragraphs 1, 2, and 3 immediately above shall not apply to Employees who are Vanguard Access Persons. A list of Employees who are considered Vanguard Access Persons is set forth in Exhibit B to this Code.

III.     OTHER REQUIREMENTS AND RESTRICTIONS

         A.       INSIDER TRADING PROHIBITION

         Employees are strictly prohibited from trading either for a Covered Account or the account of any other person (including a Client) on the basis of material, non-public information, or communicating material, non-public information to others in violation of the law.

                  In the course of their duties for the Companies, Employees may acquire "material, non-public information," also referred to as "inside information," regarding a company or its securities. Material, non-public information is any information that may influence an investment decision relating to a security, or that may affect an analysis of the value of a security, and that is not generally available to the public. Trading on the basis of material, non-public information - regardless of whether it is for a Client or for a Covered Account -- is a violation of the federal securities laws, punishable by imprisonment and severe fines.

                  The Boards of the Companies have adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. That policy is attached to this Code as Exhibit D. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an Employee believes he or she may have material, non-public information.

         B.       DIRECTOR OR OFFICER AFFILIATION

         The Companies may not invest, on behalf of a Client, in a Security of an issuer if any director of the Companies involved in the day-to-day management of the Companies has any current affiliation with such issuer (i.e., control or ownership interest greater than 5%) unless:

               1.  the  investment   committee  has  had  no  prior   non-public
               communications with the affiliated director or officer concerning either the issuer or the purchase of the Security; and

               2. following the purchase of any such Security, the affiliated director or officer shall not participate in any discussions, or have any other communications, with the investment committee or non-affiliated directors concerning the issuer or the purchase, sale or holding of any of its Securities;

         AND

               3. the affiliation is disclosed in the relevant Company's Form ADV and a blanket consent to purchase and sell such Security is obtained from the Client.

This prohibition is not intended to apply to investments in vehicles managed or sponsored by the Companies or any of their affiliates.

         C.       GIFTS

         Employees may not seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to a Client and/or the Companies.

                  For the purposes of this provision, the following benefits, favors or gifts from broker-dealers or other persons providing services to a Client and/or the Employee or Companies will not be considered to be in violation of this Code:

               o an occasional meal;

               o an occasional ticket to a sporting event, the theater or comparable entertainment, for which the Companies or the Employee will reimburse the host;

               o a holiday gift of fruit or other foods, provided, however, that such gift is made available to all members of the recipient's department; or

               o any situation in which the cost of returning an occasional gift would exceed its value or where the occasional benefit, favor or gift is of insignificant value (i.e., less than $100).

         D.       CONFIDENTIALITY OF CLIENT INFORMATION

         An Employee may not disclose to any person (including another Employee) the Securities activities engaged in or contemplated for any Client account, except to the extent that such disclosure is necessary to, and within the scope of, the performance of such Employee's duties.

                  Each Employee is expected to sign a confidentiality agreement with the Companies and renew the agreement annually thereafter. This prohibition is designed to help prevent the disclosure of "inside information" to persons outside the Companies and to minimize the opportunity for actual or apparent violations of this Code by Employees.

         E.       SERVICE AS DIRECTOR

         An Employee may not serve on the Board of Directors of any publicly traded company without prior authorization of the General Counsel.

                  Any such authorization will be based on a determination that the Board service would not be inconsistent with the interests of the Companies and their Clients.

IV.      EXCEPTIONS

         There may be some circumstances where exceptions to these restrictions will be allowed upon request by an Employee. Any such requests will be fully documented and reviewed on a case-by-case basis by the Compliance Committee. Such request will be granted only upon a determination by the Compliance Committee that the proposed purchase or sale of a Security does not create any actual or apparent conflicts with the interest of any Client.

V.       EMPLOYEE REPORTING AND CONFIDENTIALITY OF RECORDS

         A.       CONFIDENTIALITY OF RECORDS

         All statements of holdings, duplicate trade confirmations, duplicate account statements, and reports required by this Code (as described below) will be held in the strictest confidence by Carol Grefenstette and the General Counsel or her designee, except that Carol Grefenstette or the General Counsel may provide access to any of those materials to the other members of the Compliance Committee and/or the Companies Boards of Directors in order to resolve questions regarding compliance with this Code. Carol Grefenstette or the General Counsel also may provide regulatory authorities access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

         B.       DISCLOSURE OF PERSONAL HOLDINGS

         Within 10 days of commencement of employment and annually thereafter by January 10 of each year, all Employees must submit to the General Counsel (or, in the case of the Directors, to Carol Grefenstette) information on all Securities in Covered Accounts using the Disclosure of Personal Holdings Form attached as Exhibit E.

         C.       ANNUAL CERTIFICATION

         Each Employee also shall certify annually that:

               o he or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

               o he or she has complied with the requirements of the Code of Ethics; and

               o he or she has reported all personal Securities transactions required to be reported under this Code.

               The Annual Certification shall be made on the form attached as Exhibit F.

         D.       DUPLICATE COPIES OF BROKER CONFIRMATIONS

         Each Employee must instruct each broker, bank, or other financial institution in which the Employee has a Covered Account to send to the General Counsel or her designee duplicate copies of confirmations of all transactions in such Covered Account(s).

                  The transactions reported on the broker confirmations will be reviewed and compared against approved Trade Authorization Requests, and are intended to allow the Companies to ensure the effectiveness of their compliance efforts. In the event that an Employee participates in a direct purchase or dividend reinvestment program designed to facilitate investment in Securities of one or more companies and the bank or other institution that administers the program does not provide transaction-specific confirmations, the Employee must submit to the General Counsel a copy of each account statement received from such bank or other institution within 10 days of receipt.

         E.       QUARTERLY REPORTS

         Each Employee must submit quarterly information on any transactions for a Covered Account using the Quarterly Report of Securities Transactions Form attached as Exhibit G.

                  Employees are required to report all transactions in a Covered Account, including purchases or sales of shares of any mutual funds for which the Company or any its affiliates is adviser or subadviser. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. (The definition of Beneficial Ownership in this Code does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability.)

                  These disclosures will help ensure that confirmations for all transactions are being sent to the General Counsel or her designee. They also will capture certain investments (e.g., private placements) that are not reflected in traditional broker-dealer accounts.

VI.      COMPLIANCE PROCEDURES AND SANCTIONS

         The General Counsel and the other members of the Compliance Committee will oversee compliance with this Code.

         A.       PREVENTION OF VIOLATIONS

         To prevent violations of this Code and of the Insider Trading Policy:

                  Michael Duffy or, in his absence, a member of the Compliance Committee, will accept and review Trade Authorization Requests and either grant or deny such requests promptly.

         The General Counsel or her designee will:

               o Answer questions regarding this Code and the Insider Trading Policy;

               o Review all trading activity reports filed by each Employee and coordinate the review with Michael Duffy and the members of the Compliance Committee as may be appropriate;

               o Promptly, upon learning of a significant violation of this Code or of the Insider Trading Policy, prepare a written report to the other members of the Compliance Committee providing full details and recommendations for further action.

               The Compliance Committee will:

               o Resolve issues of whether information received by an Employee is material and non-public;

               o Review on a regular basis and update as necessary this Code and the Insider Trading Policy; and

               o Upon a determination that an Employee has violated this Code or the Insider Trading Policy, determine appropriate sanctions and take any action necessary to prevent further violations.

         B.       SANCTIONS

         Upon discovering a violation of this Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, but not limited to: requiring the Employee to disgorge any profits realized as a result of the violation; prohibiting the Employee from selling any Security the purchase of which constituted a violation of this Code for a period of six (6) months after such purchase; placing a letter of censure in the Employee's personnel file; or suspension or termination of the Employee. Any profits required to be disgorged shall be paid over to the affected Client(s) or to a charitable organization of the Companies' choosing.

         C.       REVIEW BY THE BOARDS OF DIRECTORS

         The General Counsel shall prepare an annual report relating to this Code of Ethics to the Companies' Boards of Directors. Such annual report shall:

               o Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year.

               o Identify any violations requiring significant remedial action during the past year; and

               o Identify any recommended changes in the existing restrictions or procedures based upon the Company's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

                                 ACKNOWLEDGEMENT

         I hereby acknowledge receipt of the Companies' Code of Ethics and Insider Trading Policy and I certify that I have read and agree to abide by these documents. I also confirm that I have instructed all brokerage houses where I maintain a Covered Account to supply duplicate copies of my confirmation statements to the General Counsel or her designee. I hereby certify that I have never been found civilly liable for or criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date: _______________               Name: _________________________________

                                    Signature: ____________________________

                                    EXHIBIT A

                         LIST OF "INVESTMENT PERSONNEL"

The following Employees are considered Investment Personnel for purposes of the Companies' Code of Ethics:

NOTE: "Investment Personnel" also includes any intern or other temporary employee hired by one or more of the Companies.

May 11, 2000



                                    EXHIBIT B

                         LIST OF "MANAGEMENT PERSONNEL"

The following Employees are considered Management Personnel for purposes of the Companies' Code of Ethics:

                        LIST OF "VANGUARD ACCESS PERSONS"

                                    EXHIBIT C

                           TRADE AUTHORIZATION REQUEST

Name: _______________________

Date: ________________________

TRANSACTION INFORMATION

     o  Please  check  one:   Purchase  ______  Sale  _______

     o  Company  Name:  __________________________

     o  Security:_________________________________

     o  Amount: _____________  Approximate Price Per Share: __________

     o  Recommended by (if applicable):  _____________________________

ACCOUNT INFORMATION

     o  Please check one:  Cash _______  Margin ________

     o  Account Name:  _____________________________

     o  Account Number: ____________________________

EMPLOYEE REPRESENTATION AND SIGNATURE

         To the best of my knowledge, the above-described transaction is consistent with the Companies' Code of Ethics and Insider Trading Policy.

-------------------------------------------          ---------------
Employee Signature                                   Date

AUTHORIZED BY:

Name: ____________________________________           Date: ___________

Signature: _________________________________

This authorization is valid until the close of the business day following the date of approval.

                                    EXHIBIT D

                             INSIDER TRADING POLICY

I.       GENERAL PRINCIPLES

         It is the policy of the Companies that no Employee may: (i) trade for any account (including, but not limited to, a Covered Account or the account of any Client) on the basis of material non-public information, or (ii) communicate material non-public information to others in violation of the law - conduct that is commonly called "insider trading." This policy extends to activities both within and outside of an Employee's respective duties with the Companies. Each Employee must read this policy statement and acknowledge his or her understanding of it. Terms used in this policy but not defined will have the same meanings given them in the Companies' Joint Code of Ethics.

         The elements of insider trading and the penalties for it are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the General Counsel or, in her absence, the Compliance Officer.

II.      DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

         Only information that is both "material" and "non-public" falls within the prohibition against insider trading.

         A.       Meaning of "Material"

         Information is "material" if it is likely to be viewed by a reasonable investor as important in making a decision to buy, hold, or sell a security or if its disclosure is likely to have an effect on the value of a security. Information may be material even if it relates to speculative or contingent events. Information that is material to a decision to trade a security also is likely to be material to a decision to trade related derivatives.

         B.       Meaning of "Non-Public"

         Information should be considered "non-public" when it has not been disseminated publicly by means such as a press release carried over a major news service, an article in a major news publication, materials communicated to potential investors or customers, materials available from public disclosure services, or a public filing made with a regulatory agency.

         C.       Examples

         Material, non-public information can come from Employees as well as from persons outside the Companies. Examples of information that, depending on the circumstances, may be material and non-public include, without limitation:

               o undisclosed financial information (e.g., company earnings information or estimates, fund performance, a change in dividend policy, liquidity problems or changed projections, significant litigation or developments for which reserves might be taken);

               o undisclosed operating developments (e.g., new products or natural resource discoveries, changes in business operations or extraordinary management developments, large increases or decreases in orders, or potential governmental or regulatory developments);

               o proposed business activities (e.g., mergers, acquisitions, sales or divestitures of substantial assets, restructuring, other market-sensitive transactions involving a fund or company, major investments, refinancing or extraordinary borrowings or, in certain circumstances, the mere retention of an investment bank);

               o a forthcoming change in rating by a well-known research analyst;

               o undisclosed events or problems that could affect the NAV or performance of a fund; and

               o even a pending order or decision to purchase or sell securities by a fund or Client.

Material, non-public information may include "tips" received directly or indirectly from corporate insiders whether or not in the context of a Client relationship.

         However, information disclosed by an issuer to an Employee because a Client is a major shareholder or because an Analyst or Portfolio Manager has asked for it generally will not be considered material non-public information unless there is any reason to believe that the information: (i) would not be furnished to other shareholders, analysts or other portfolio managers who asked for it; (ii) was otherwise disclosed improperly or without the authorization of the issuer; or (iii) was provided with the expectation that it would be maintained in confidence. Observations or judgments about a company made by a portfolio manager or analyst based on a company visit generally will not be considered material non-public information unless such observations or judgments are based on information of the kind outlined in (i), (ii) or (iii) above.

         D.       Special Considerations for Emerging Markets Information

         The Companies are aware that, unlike in the U.S. and other developed markets where most material information regarding a company is routinely disseminated to the public, the bulk of material information regarding companies in many emerging markets may not be disseminated regularly to the public. In many cases, such information is not disseminated to the public either because it is not local practice (or companies are not legally required) to make routine company information widely available and/or there are few or no vehicles or channels (e.g., financial publications such as The Wall Street Journal) available to disseminate such information. The Companies take the position that the mere fact that material information about an emerging markets company is not regularly disseminated to the public does not necessarily mean that Employees are prohibited from trading on such information for Client accounts. However, Employees are required to take the following steps to determine whether it is appropriate to trade on the basis of such information:

               o An Employee with material information regarding an emerging markets company should make a reasonable effort to determine whether such information has been disseminated to the public. If the information has been made available in at least one publication of general circulation or another widely available document, the Employee generally may trade on the basis of such information without further analysis.

               o If the Employee determines that such information has not been disseminated widely, the Employee should determine why such information has not been publicly disseminated. If the information has not been disseminated or made available to the general public solely because it is not required by law or by local practice or because there are few means of distributing such information widely, the Employee generally made trade on such information provided that the information: (i) would be furnished to other shareholders, analysts or portfolio managers who asked for it; (ii) was not disclosed improperly or without the authorization of the issuer; and (iii) was not provided with the expectation that it would be maintained in confidence. If the information has not been disseminated to the public for reasons other than the ones set forth above, or if the information does not meet the requirements of (i) , (ii) and (iii), the Employee may not trade on the basis of such information.

               o If the Employee has any doubts about why the information was not disseminated publicly or about whether the information meets the requirements of (i), (ii) and (iii) above, the Employee should consult with the General Counsel or, in her absence, with theCompliance Officer before trading on the basis of such information or communicating such information to another Employee or person outside the Companies (please refer to the procedures in Section IV below).

III.     PENALTIES FOR INSIDER TRADING

         The legal penalties for trading on or communicating material non-public information are severe. An Employee (and in some cases the Companies) can be subject to some or all of the penalties below, even if the Employee or the Companies do not benefit from the violation. Penalties include:

               o civil injunctions;

               o damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;

               o disgorgement of profits;

               o jail sentences;

               o fines for the person who committed the violation of up to three times the profit gained or loss avoided; and/or

               o prohibition from employment in the securities industry.

         In addition, any violation of this Policy can be expected to result in serious disciplinary measures by the Companies, including termination of employment.

IV.      PROCEDURES TO IMPLEMENT THE INSIDER TRADING POLICY

         The following procedures are intended to help Employees avoid insider trading and to aid the Companies in preventing, detecting and punishing insider trading. Every Employee of the Companies must follow these procedures or risk the penalties described in Section III above. If you have any questions about these procedures, you should consult the General Counsel or, in her absence, theCompliance Officer.

         A.       IDENTIFYING INSIDER INFORMATION

         Any time you think that you may have inside information about a company, before you can place any trade in that company's securities, either for a Covered Account or for others (including a Client) and before you advise anyone to trade in that company's securities, ask yourself the following questions:

               o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if it were generally disclosed?

               o Is the information nonpublic? To whom has this information been provided? Has it been effectively communicated to the marketplace by appearing in publications of general circulation? (For emerging markets information only: If applicable, why hasn't this information been disseminated widely?)

         If after asking these questions (and considering the explanations of material non-public information in Part II of this Policy), you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

               o Report the matter immediately to the General Counsel or, in her absence, to the Compliance Officer.

               o Do not purchase or sell the securities on behalf of a Covered Account or others (including a Client).

               o Do not communicate the information inside or outside the Companies, other than to the General Counsel or, in her absence, to the Compliance Officer.

               o After the General Counsel, or, in her absence, the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibition against trading and communication, or you will be allowed to trade and communicate the information.

         B.       PREVENTION OF INSIDER TRADING

         To prevent insider trading the Compliance Committee will:

               o Resolve issues of whether information received by an Employee is material and non-public;

               o Review on a regular basis and update as necessary this Policy;

               o When it has been determined that an Employee has material non-public information:

               o Implement measures to prevent the dissemination of such information; and

               o If necessary, restrict Employees from trading in the relevant security.

         C.       DETECTION OF INSIDER TRADING

         To detect insider trading, the General Counsel or her designee will, on a quarterly basis:

               o Review all Quarterly Reports of Securities Transactions filed by each Employee within a reasonable period of time after submission;

               o If necessary, coordinate the review of such reports with other members of the Compliance Committee; and

               o Be available to answer questions regarding or arising under this Policy.

         In addition, upon learning of a significant violation of this Policy, the General Counsel will prepare a report to the Compliance Committee providing full details and recommendations for further action.

D.            RECORDKEEPING

         The General Counsel will maintain the following materials:

         o A copy of this Policy; and

         oA record of any violation of this Policy for the most recent five (5) years and a record of actions taken in response.

                                    EXHIBIT E

                         DISCLOSURE OF PERSONAL HOLDINGS

         This form is to be submitted by all Employees within 10 days of commencement of employment and annually thereafter (within 10 days of the end of the year) .

         I hereby certify that the following is a complete list of the Securities in which I have a direct or indirect beneficial ownership:


---------------------------------------------- ----------------- ----------------- --------------- -------------------

    Security                                           Date             Cost        No. of Shares   Brokerage Account
  (Full Name)                                        Acquired*

---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------
---------------------------------------------- ----------------- ----------------- --------------- -------------------


---------------------------------------------- ----------------- ----------------- --------------- -------------------

* If a Security was acquired after January 1, 1995, you must list the month, day and year it was acquired; otherwise, you may indicate simply that the Security was acquired "pre-1995."

Date: _______________                Name: _________________________________

                                     Signature: ____________________________

                                    EXHIBIT F

                              ANNUAL CERTIFICATION

         I hereby certify that I have read and complied with the Companies' Code of Ethics and Insider Trading Policy for the year ending December 31, ______ (or for such time as I have been employed by the Companies, if less than one year). I also confirm that, during this period, I instructed all brokerage houses where I maintained any Covered Account to supply duplicate copies of my confirmation statements to the Companies, Attn: General Counsel; and that I reported all personal Securities transactions required to be reported under the Companies' Code of Ethics.

Date: _______________               Name: _________________________________

                                    Signature: ____________________________

                                    EXHIBIT G

                   QUARTERLY REPORT OF SECURITIES TRANSACTIONS

         The following is a record of all Securities transactions during the quarter ended ___________ in any Covered Account. (This form is to be submitted to the General Counsel or her designee by all Employees no later than 10 days after the end of every calendar quarter.)

--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------

NAME/                 NUMBER OF       DATE OF      PRICE AT      IS THE MARKET        PURCHASE       BROKER-DEALER
DESCRIPTION OF        SHARES OR       TRANS-       WHICH         CAPITALIZATION OF    OR  SALE       OR BANK
SECURITY              PRINCIPAL       ACTION       EFFECTED      COMPANY ON DATE OF
                      AMOUNT                                     PURCHASE/SALE
                                                                 OVER OR UNDER $500
                                                                 MILLION)?

--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------
--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------


--------------------- --------------- ------------ ------------- -------------------- ------------- -----------------

I hereby certify that I did not purchase any Emerging Markets Security (other than as permitted by Section II.A.3 of the Code of Ethics) and that I did not purchase any Security in an initial public offering during the quarter covered by this report.

Date: _______________               Name: _________________________________

                                    Signature: ____________________________

PRIMECAP
Management Company

                         COMPLIANCE AND EMPLOYEE MANUAL

I)   EMPLOYMENT MATTERS

Personnel Policies and Procedures............................p.3
Harassment and Safety........................................p.3
Employee Reports.............................................p.3
Personal Information.........................................p.3
Contact with Regulators and Media............................p.3
Privacy......................................................p.3
Contingency Planning.........................................p.4

II)  TRADING REGULATIONS

Personal Stock Trading.......................................p.5
Soft Dollar..................................................p.5
Best Execution...............................................p.5
Diversification..............................................p.5
Technology/Accounting........................................p.5

III) REPORTING REQUIREMENTS

Regulatory Issues............................................p.6
Proxy Voting.................................................p.6
Vanguard Reports.............................................pp.6-7

CODE OF ETHICS...............................................pp. 8-10
SEXUAL HARASSMENT POLICY.....................................p.14
SAFETY POLICIES..............................................pp.15-16
PREVENTION OF USE OF
NON-PUBLIC INFORMATION.......................................p.17
PROXY VOTING POLICIES........................................p.18






March 28, 2000

                                  INTRODUCTION

This manual is designed to present PRIMECAP's policies related to employment issues, trading regulations, and other reporting requirements. All PRIMECAP employees are urged to become familiar with all aspects of this manual. Any questions on any matter included in this manual (as well as those that are not) should be directed to PRIMECAP's compliance officer, Jack Liebau.

                    *                *                 *

I)       EMPLOYMENT MATTERS

PERSONNEL POLICIES AND PROCEDURES
PRIMECAP has adopted the following procedures for the hiring of prospective employees:

     1. Applicants for employment will be required to complete an application form, which elicits relevant background information;

     2. Background checks will be performed on all applicants

This policy ensures that ineligible persons are not hired (Section 203e of the Advisers Act regulates the type of person that may be employed by a registered investment adviser).

HARASSMENT AND SAFETY
PRIMECAP has a zero-tolerance policy regarding sexual harassment (our policy is on p.14). Harassment or derision of any nature is not tolerable, nor is any behavior that could be regarded as reflecting racial, religious, age, or gender bias. PRIMECAP will investigate thoroughly any charges of discrimination or harassment. Any employee found to have engaged in such behavior shall be subject to disciplinary action, which could include termination of employment. Any employee who believes that he is subject to any sort of harassment should report this immediately to a Director or Compliance Officer.

PRIMECAP's safety policy is also attached (p.15).

EMPLOYEE REPORTS AND CERTIFICATION
Upon commencement of employment, each employee must sign a copy of "Prevention of Use of Nonpublic Information" (p.17). Additionally, every employee must annually sign a statement that he understands and will abide by PRIMECAP's Code of Ethics (a copy of such certification is on p.13).

PERSONAL INFORMATION
Information relating to an employee's medical, financial, employment, legal, or any other personal affairs is strictly confidential. Without that person's consent or operation of law, such information may not be disclosed to anyone, inside or outside of PRIMECAP.

Access to materials regarding employee's trading will be restricted to the Corporate Secretary and Compliance Officer. Such materials will be treated confidentially and provided only to those third parties (such as the SEC or other regulatory agencies) which have the legal authority to examine them.

CONTACT WITH REGULATORS AND MEDIA
All contact or inquiries by any law enforcement agency or regulator should be reported to the Compliance Officer. All requests for such information should be responded to by the Compliance Office or his designee.

PRIMECAP's policy forbids employees from communicating with members of the media for attribution. Any exceptions to this policy must be first cleared by the Board of Directors.

PRIVACY AND CONFIDENTIALITY
All information (including, but not limited to, investment actions, cash flows, etc.) pertaining to clients (including Vanguard/PRIMECAP and Capital Opportunity Funds) should be considered strictly private and confidential. No PRIMECAP employee may share any such client information with any outsider. Any employee found to have engaged in such behavior shall be subject to disciplinary action.

CONTINGENCY PLANNING
PRIMECAP has taken the following measures to ensure operational viability in the event of an unforeseen disaster that damages or destroys our offices:

     1. Trading and portfolio positions data are stored on a central computer server that automatically rolls over to a redundant server in the case of a computer crash. Additionally, all data are backed up daily by a PRIMECAP employee, who takes home a tape every day.

     2. All important records and documents are stored nightly on the premises in a fireproof safe.

     3. We have secured two alternative sites in which PRIMECAP could operate indefinitely should our current facilities be destroyed. The first alternative site in which PRIMECAP could operate indefinitely is Howard
     Schow's Santa Barbara home (4217 Del Mar Ave, Carpenteria, CA 93013; 805-566-1096); the second alternative site is Mitch Milias' Laguna Beach home (1011 Emerald Bay, Laguna Beach, CA 92651; 949-497-3603). Computers already maintained at these sites will enable PRIMECAP's portfolio managers and traders to monitor activity in the stock market.

     4. Each portfolio manager shall keep a copy of all clients' portfolios with him when away from the office. To confirm our data, custodian banks for each client will be contacted to verify portfolio positions.

     5. In case of emergency, Lynne Opdyke is the initial contact. She will attempt to communicate with all employees as to which alternate site will be used.

                           Lynne Opdyke....................626-441-4411
                           Howard Schow....................626-795-2232
                           Mitch Milias....................626-441-3421
                           Theo Kolokotrones...............818-790-0241
                           Joel Fried......................818-952-0207
                           Jack Liebau.....................626-449-4900
                           Ralph Raulli....................626-449-8755
                           David Van Slooten...............818-952-3615
                           Al Mordecai.....................626-792-9055
                           Tom Bernard.....................323-682-1746
                           Rod Brower......................626-441-6362
                           Geoff Nordloh...................310-471-4203
                           Rachel Aguilera.................909-593-3772
                           Christina Alba..................626-966-5688
                           Amy Chan........................818-547-5936
                           Yolanda Garcia..................626-799-9492
                           Diana Trejo.....................626-345-0340
                           Joan Yoshioka...................626-432-4570

PRIMECAP has always maintained that the assets of our business walk in and out of the front door each day. Although destruction of our offices would certainly be frightening and a serious inconvenience, we strongly believe that our ability to serve our clients would only be hampered should we suffer the loss of key employees.

II)......TRADING REGULATIONS


PERSONAL STOCK TRADING
Rules for personal trading are covered in "code of ethics for employees" (see pp.8-10). As outlined in this code of ethics, each employee must file quarterly reports of all securities transactions (even if none is made during that period). Also, before buying or selling a security, an employee must receive prior approval from the Corporate Secretary and sign a "statement of fact" (a copy of which appears on p.11).

Any violations of PRIMECAP's policy on personal trading must be reported immediately. A file will be maintained on all such violations.

"SOFT DOLLAR" BROKERAGE
As a matter of policy, PRIMECAP maintains that its clients' brokerage should exclusively benefit the client. Upon receiving specific instructions from clients to direct commissions, PRIMECAP complies with such requests. At no time does PRIMECAP engage in any "soft dollar" brokerage.

BEST EXECUTION
Upon receipt of orders, PRIMECAP's Trading Department seeks to identify natural buyers or sellers who are "in line" with current prices. Initially, price and potential transaction size are the only factors in broker selection. In concert with this process, matching and crossing systems are also employed when deemed favorable. In the event no natural "cross" can be effected, consideration is then given to brokers who have provided research supplemental to PRIMECAP's internal research.

Commissions are used to provide our clients with "best execution" in trading, wherever the most favorable price is apparent and achievable. Emphasis is placed on brokers who provide value-added research.

ALLOCATION OF ORDERS
Block trades are executed on a pro-rata basis where each client receives the same price and commission rate. If, however, not enough shares are traded to make such an allocation practicable, a random allocation is utilized to determine the share amounts to be allocated to client accounts.

ERISA laws prohibit "crossing trades" whenever a client may request a cash withdrawal, PRIMECAP may not transfer securities from that client's account into another client's even when executed at arms length through a broker.

DIVERSIFICATION RULES
For all mutual funds managed by PRIMECAP, two diversification rules exist. No fund can be in violation of either rule, which are mandated by the SEC and IRS, respectively. The first rule dictates that no more than 25% of a fund's assets can be held in a) those securities where the cost basis exceeds 5% of a fund's assets at the time of purchase AND b) those securities where the individual fund owns in excess of 10% of any class of outstanding stock. The second diversification rule adds a fund's cash to the above result. No more than 50% of a fund's assets can be held in any combination of such assets and cash.

TECHNOLOGY/ACCOUNTING

PRIMECAP Management Company serves as an investment advisor to its clients. At no time does it have access to any of its clients' assets, which are typically held by banks or trust accounts. All trading for each account is reconciled daily, and cash positions are reconciled weekly. Relevant data on trading and portfolio positions are stored on a central computer server that automatically rolls over to a redundant server in the case of a computer crash. Additionally, all data are backed up daily by a PRIMECAP employee, who takes home a tape every day. In addition, each month PRIMECAP's back office reconciles actual share positions (which may have changed due to stock splits, etc.)

III)     REPORTING REQUIREMENTS

REGULATORY ISSUES
As required by Rule 201-1 of the Investment Advisers Act, PRIMECAP shall keep current a Form ADV, which includes a listing of all employees responsible for making investment decisions. PRIMECAP will also document advice and direction given by regulators. The Compliance Officer will be responsible for ensuring that any such recommendations are pursued and implemented. The Compliance Officer, or his designee, shall also be responsible for monitoring PRIMECAP's stock ownership. Whenever PRIMECAP's position in a single security exceeds 5% of any class of outstanding stock, the firm must file with the SEC. This compliance monitoring is done continuously. In filing 13Ds with the SEC, stock ownership held by a Vanguard mutual fund is designated by PRIMECAP as having sole investment authority and no voting power.

PROXY VOTING
PRIMECAP has voting power for shares held by its clients (with the exception of Vanguard's funds, which have sole voting power). Jack Liebau serves as the proxy coordinator. It is his responsibility that each proxy is voted in accordance with PRIMECAP's proxy-voting policies (p.18). A record is maintained for each company's proxy that is voted, for which accounts, and on which day. Clients can request copies of proxy-voting reports at any time.

VANGUARD REPORTS
For each mutual fund that PRIMECAP manages, Vanguard requires a number of reports to be delivered to them. Each report is to be sent to Vanguard's Fund Accounting Department by the 15th of the month following the reporting period.

Monthly Reports

Each month, PRIMECAP must send certification to Vanguard as to whether any fund purchased, sold, or held Rule 144A securities. There are additional reporting requirements if any fund holds a Rule 144A security.

Quarterly Reports

Each quarter, the following reports are due:

     1)  a  listing  of   securities   purchased   in  reliance  on  Rule  10f-3
     (underwriting involving affiliates)

     2) A report of all transactions effected between PRIMECAP Management Company and any fund, and of all "crossing transactions" between a Vanguard fund and any other PRIMECAP-managed account

     3) A report of all transactions executed in reliance on the fund's Rule 17e-1 Procedures (agency transactions between Funds and Affiliates).

     4) Any court documents pertaining to a Vanguard fund.

Annual reports

Each year, the following reports are due:

     1) A report concerning the purchase, sale or holding of Rule 144A securities.
     2) A written certification that PRIMECAP has filed a Form 13-F.
     3) Reports  concerning  Section 28(e),  selection of  Broker-Dealers.
     4) A listing of securities purchased in reliance on Rule 10f-3.
     5) A written documentation that PRIMECAP follows Rule 17a-7 (interfund trades).
     6) A written certification that no transaction occurred between PRIMECAP Management Company and a Vanguard Fund, as per Rule 17e-1. 7) A copy of PRIMECAP's Code of Ethics, along with details of any personal trading violations.

     8) A written statement noting that PRIMECAP's Code of Ethics complies with Rule 17g-1, and that PRIMECAP has reported all code of ethics violations and any sanctions imposed during the year.

     9) A written statement noting that no consideration was given in allocating trade orders to broker-dealers for their sale of fund shares during the year, as per Rule 31a-1 (b)(9).

     10) A copy of PRIMECAP's brokerage allocation policy and procedures, along with a list of the persons responsible for allocation portfolio trades and compensation among broker-dealers.

     11) Any court document pertaining to a Vanguard Fund.
     12) A copy of PRIMECAP's compliance manual.
     13) A copy of PRIMECAP's Form ADV filed with the SEC.

                         CODE OF ETHICS FOR EMPLOYEES OF

                           PRIMECAP MANAGEMENT COMPANY

     The following code of ethics shall apply to all employees of PRIMECAP Management Company. This Code of Ethics is based on the principle that all PRIMECAP employees owe a fiduciary duty to the firm's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

     I.  CODE  OF  CONDUCT   FOR   SECURITIES   TRADING   AND   RELATIONS   WITH
         BROKERS/DEALERS

          1. It is basic policy that no PRIMECAP employee shall be permitted to profit from the firm's securities activities. Accordingly, no employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason such transactions acquires, any direct or indirect beneficial ownership, (including, but not limited to, securities held by an employee's spouse or minor children or any trust in which an employee serves as trustee, custodian, or beneficiary) and which to his or her actual knowledge at the time of such purchase or sale:

          (ii) is being  considered for purchase or sale by any client accounts;
               or

          (iii) is being purchased or sold by a client account.

          2. No employee shall disclose to anyone outside the firm the securities activities engaged in or contemplated for the various portfolios of the firm.

          3. No employee shall seek or accept anything of value, either directly or indirectly, form broker-dealers or other persons providing services to the firm because of such person's association with the firm.

          For  the  purposes  of  this  provision,   the  following  gifts  from
          broker-dealers or other persons providing services to the firm will not be considered to be in violation of this section:

          (i)   an occasional meal;
          (ii) an occasional ticket to a sporting event, the theater, or comparable entertainment;
          (iii) a holiday gift of fruit or other goods provided however, that such a gift is made available to all PRIMECAP employees.

          4. No employee shall acquire any securities in an initial public offering.

          5. No employee shall purchase or sell a security within at least seven calendar days before and after any client account trades in that security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

          6. No employee shall purchase any securities in a private placement, without prior approval of the Investment Committee.

          7. No employee shall profit in the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

          8. No employee  shall serve on the board of  directors of any publicly
          traded  company   without  prior   authorization   of  the  Investment
          Committee.

II.      PRIOR APPROVAL REQUIRED BEFORE MAKING ANY SECURITIES TRANSACTIONS

          1. All employees shall receive prior approval from the Secretary of the Investment Committee (Lynne Opdyke) before purchasing or selling securities.

          2. If the stock is not on the Action List, the Secretary will give you an approval, recording this in her records. Your quarterly report of personal security transactions will be checked against her records.

          3. If the stock is on the Action List, the Secretary will check with all of the portfolio managers in order to determine if you can obtain approval.

          4. Clearance is good for five trading days (including the day of your check) unless the clearance is revoked prior to the end of the five days. If you have not executed your transaction within this period, you must recheck.

          5. A "security" means any type of investment (excluding mutual funds, commodities and direct obligations of the U.S.) normally handled by stockbrokers. All options and fixed income securities are subject to this policy, but special provisions apply in those cases (see below).

          6. A "security" does not include money market instruments with maturities of one year of less and debt instruments rated "A" or higher by Moody's Investor Service, Inc. or Standard & Poor's Corporation. However, such debt instruments (other than U.S.
          Government obligations, bankers acceptances, CD's and commercial paper) are subject to the firm's quarterly reporting requirements.

          7. Options are governed by the same procedures outlined above, including the requirement to check in advance of purchase. (Be sure to mention your interest is in an option.) Options may not be purchased whose underlying security is on the Action List. If, after the option is purchased, the stock underlying the option has been presented as a candidate for purchase (or if you have reason to believe it may be so presented) by a client account, then you must close out your option immediately.

          8. Employees should inform their securities broker that they are employed by an investment advisor. The broker is subject to certain rules designed to prevent favoritism toward such accounts.

III.     REPORTING REQUIREMENTS

          1. All employees shall disclose to the Secretary all personal securities holding upon commencement of employment and thereafter on an annual basis as of December 31. Such annual report shall include a listing of owned securities and either market value or number of shares owned for each security.

          2. All employees shall direct their brokers to supply to the Secretary, on a timely basis, duplicate copies of the confirmation of all personal securities transactions.

          3. All employees shall certify annually that:
          (i) they have read and understand the Code of Ethics and recognize that they are subject thereto; (ii) they have complied with the requirements of the Code of Ethics; and (iii) they have reported all personal securities transactions required to be reported pursuant to the requirement of the Code of Ethics.

          4. All employees shall make quarterly reports to the Secretary, which shall be made no later than 10 days after the end of each calendar quarter (including those periods on which no securities transactions were effected). A report shall be made on the form attached hereto as Exhibit A, containing the following information:

          (i) the date of transaction, the title and the number of shares, and the principal amount of each security involved; (ii) the nature of the transactions (i.e., purchase, sale, or any other type of acquisition);
          (iii) the price at which the transaction was effected; and, (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

          5. The Secretary shall notify each employee that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each such person upon request.

          6. If an employee has any economic interest in a security held by a client account (or considered for acquisition), he shall so notify the Investment Committee.

                                STATEMENT OF FACT

     o I am not purchasing an Initial Public Offering.

     o I am not making a private-placement purchase, unless I receive prior approval.

     o I am not effecting a transaction which would result in a trading profit (of the same or equivalent security) with a holding period of 60 days or less.

     o I am not purchasing or selling a security within at least 7 days before and after any client account trades in that security.

     o I have received prior approval from the secretary to make this trade. Approval (which is revocable at any time) is good for only five trading days, and is granted if the stock is not on PRIMECAP's Action List. If the stock is on the Action List, I hereby confirm that prior approval has also been received from all portfolio managers.

     --------------------------                ---------------------
     Signature                                 Date





           PERSONAL                         Date______________
           TRANSACTIONS                     Time______________

                                            By________________


           Shares/
           $ Face                       Approx.
           Amount       Security        Market        Account      Broker
           ------       --------        ------        -------      ------

                                    Exhibit A


                                                                                            Broker, Dealer, Bank

Date            # Shares         Price             Buy    Sell   Other      Security        through whom effected
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------
--------------- ---------------- ---------------- ------ ------ ------- ------------------- -----------------------

Prepared for the period: October 1, 1994 through December 31, 1994.

Since the law requires that these reports be filed, please complete the above.

You may exclude transactions in accounts over which you had no direct or indirect control or influence, transactions involving direct obligations of the United States, or shares of PRIMECAP. Report all other transactions, including transactions in mutual funds.

If you had no security transactions during this period, enter "NONE" under the "Security" column.

--------------------                ---------------------------------
Date                                Signature



                                    ---------------------------------
                                    Please print or type name

                                    PRIMECAP

                               MANAGEMENT COMPANY

                              225 SOUTH LAKE AVENUE

                           PASADENA, CALIFORNIA 91101



TO:    All Employees

FR:    Directors of PRIMECAP Management Company

RE:    CODE OF ETHICS


       I hereby certify that I have read and understand the firm's Code of Ethics. I acknowledge that I am subject to this Code and its appropriate reporting requirements.

                                         ------------------------------------
                                         Employee's Signature

                                         ------------------------------------
                                         Date

                                    PRIMECAP

                               MANAGEMENT COMPANY

                              225 SOUTH LAKE AVENUE

                           PASADENA, CALIFORNIA 91101




TO:    Employees of PRIMECAP Management Company

FR:    Managing Directors

RE:    Sexual Harassment Policy

Date:  October 28, 1991


Sexual harassment will not be tolerated at PRIMECAP Management Company.

If any person believes harassment has occurred -- to them or anyone else - at any time, please do not hesitate to contact a Managing Director or Lynne Opdyke, our Corporate Secretary. Confidentiality is assured.

Thank you.

                                    PRIMECAP

                               MANAGEMENT COMPANY

                              225 SOUTH LAKE AVENUE

                           PASADENA, CALIFORNIA 91101



TO:    All Employees of PRIMECAP Management Company

RE:    Safety

In conjunction with California Senate Bill 198, which becomes effective July 1, 1991, PRIMECAP Management Company has named F. Jack Liebau, Jr. Director of Safety with the authority to coordinate all related safety projects and training. An "Injury and Illness Prevention program Policy Statement" is attached. This statement, along with an anonymous suggestion folder, will be housed permanently in the office of Lynne Opdyke, Corporate Secretary. Please contact Mr. Liebau, directly or anonymously, to report any unsafe of unhealthful conditions.

Your cooperation with Mr. Liebau to provide a safe work place is expected and appreciated.

                                                     Mitchell J. Milias
                                                     President

             INJURY AND ILLNESS PREVENTION PROGRAM POLICY STATEMENT

It is the policy of PRIMECAP Management Company to provide our employees with safe equipment, quality materials, established work procedures and rules to create a safe place of employment. Every employee is expected to use our equipment and materials in a safe and acceptable manner, follow established procedures, and use common sense rules of safety.

Our objective is to complete all work without injury and losses to personnel or equipment, to eliminate or minimize all job hazards. Employees, supervisors, and management are expected to cooperate to achieve these objectives. Any violation of these rules of procedures or unsafe activity will initiate disciplinary action.

An employee should report any unsafe conditions noted so that they can be corrected as soon as possible. An employee will not be discriminated against for bringing to our attention any unsafe conditions or participating in our safety activities.

                                  June 24, 1991

                   PREVENTION OF USE OF NONPUBLIC INFORMATION

Section 204A of the Investment Advisers Act of 1940 requires us to establish, maintain, and enforce the written policy shown below. While the policy uses the term "financial analyst", for our purposes it will include all employees of PRIMECAP Management Company.

          Prevention of Use of Nonpublic Information1(1)

          The financial analyst shall comply with all laws and regulations relating to the use and communication of material nonpublic information. The financial analyst's duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information in breach of a duty, or if the information is misappropriated.

          Duties under the Standard include the following: (1) If the analyst acquires such information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship, (2) If the analyst is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows or should have known, that such information (a) was disclosed to him, or would result, in a breach of duty, or (b) was misappropriated.

          If such a breach of duty exists, the analyst shall make reasonable efforts to achieve public dissemination of such information.

I have read and understand the contents of the Prevention of Use of Nonpublic Information Policy. As a condition of employment, I accept this policy and agree to follow the procedures outlined.

---------------                         -----------------------------
Date                                    Signature

             (To be signed and returned to the Corporate Secretary)

----------------

1 As excerpted from the Association for Investment Management and Research.

                              PROXY VOTING POLICIES

As agents for the plan participant and their beneficiaries, it is our fiduciary responsibility to review every major proposal individually and vote each proxy in the best interest of the plans we represent. Unless our clients give us specific voting instruction on some or all proxy issues, our decisions are guided by our fundamental belief that shareholders are the owners of the companies and management serves at the prerogative of the shareholders. Consequently, we generally do not support management proposals, which reduce their accountability to shareholders. We tend to vote against supermajority proposals, "golden parachutes", and anti-takeover initiatives because we believe that they decrease the shareholder's authority to the benefit of management and may eventually reduce the value of the companies.

We also closely evaluate companies' proposed stock-option plans. We tend to vote against those proposals, which, in our opinion, are excessively generous to plan participants and therefore are dilutive to outside shareholders. We also pay special attention to those company stock plans that have a history of either excessive stock issuance or repricing of option grants.

With regard to social issues, we believe that our fiduciary responsibilities dictate that we support those policies that are to the companies' economic interests. Therefore, we do not support those social issues that adversely affect the economic well being of the companies.

                                                  December, 1999